Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-160765 and 333-150747) on Form S-8 of BCSB Bancorp, Inc. of our report dated December 23, 2010 relating to the consolidated financial statements as of September 30, 2010 of BCSB Bancorp, Inc., which appears in the 2010 Annual Report on Form 10-K.

Baltimore, Maryland

December 23, 2010